Exhibit 99.1

Dynatronics Reports First Quarter Results for Fiscal 2020

Cottonwood Heights, Utah (November 12, 2019) – Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced financial results for its first quarter of fiscal year 2020.

Recent Financial and Business Highlights:
●
$16.4 million in net sales for the first quarter of fiscal year 2020
●
$572,000 reduction in selling, general, and administrative expenses
●
$178,000 increase in operating income
●
$2.0 million positive cash flows from operating activities

“Dynatronics delivered a profitable quarter that reflects the continued execution of our operating plan with results that are consistent with our most recent guidance,” stated Brian Baker, President and CEO of Dynatronics Corporation. “We remain focused on making operational improvements and cost reductions that will further improve operating results. We are pleased that our actions of the past year drove increased profitability and operating cash flow this quarter. We are also structuring the organization to enable us to scale the business as we execute our growth plan.”

Fiscal 2020 First Quarter Financial Results

Net sales for the quarter ended June 30, 2019 were $16.4 million, a decrease of $676,000, or 4.0%, compared to $17.1 million in the same period of the prior year. Gross profit for the quarter decreased $393,000, or 7.1%, to $5.2 million. The decrease in net sales and gross profit were primarily attributable to lower sales of physical therapy and rehabilitation products. Gross margin for the quarter was 31.4% compared to 32.5% in the same period of the prior year.

Net income for the quarter ended September 30, 2019 was approximately $99,000, compared to a net income of $316,000 for the quarter ended September 30, 2018. Depreciation, amortization, and other non-cash expenses were $530,000 in the first quarter of fiscal 2020.

2020 Financial Outlook

The Company also confirmed its guidance for the fiscal year ending June 30, 2020.

Dynatronics continues to expect total revenues for fiscal year 2020 to be in the range of $58 million to $62 million, with gross margin of approximately 31%, and selling, general, and administrative expense of approximately 31%, including approximately $1.8 million in non-cash charges. We expect the distribution of revenue between quarters to align with historical trends.

The Company’s financial guidance for 2020 is subject to the risks identified below.

Conference Call

Dynatronics has scheduled a conference call for investors on November 12, 2019, at 8:30 AM ET. Those wishing to participate should call (844) 602-0380 (U.S./Canada callers) or (862) 298-0970 (international callers). A replay will be available by dialing (877) 481-4010, Pin 55145.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The company products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Dynatron Solaris®, Hausmann™, Physician’s Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Exhibit 99.1

Safe Harbor Notification

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the company’s expectations and similar statements. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include our financial guidance, including our expected revenues, gross profit, and selling, general, and administrative expenses. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the company’s most recent filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, which was filed on September 25, 2019. Dynatronics does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary Financial Results

The following is a summary of operating results for the quarters ended September 30, 2019 and 2018 and balance sheet highlights as of September 30, 2019 and June 30, 2019.

Summary Selected Financial Data
Statement of Operations Highlights
In thousands, except share and per share amounts

	Quarter Ended
	September 30,
	2019	2018

Net sales	$16,390	$17,066
Cost of sales	11,236	11,519
Gross profit	5,154	5,547

Selling, general, and admin. Expenses	4,925	5,496
Other (expense) income, net	(130)	265
Income tax provision	-	-
Net income	$99	316

Convertible preferred stock dividend, in common stock	(167)	(187)
Net (loss) income attributable to common stockholders	$(68)	$129
Net (loss) income attributable to common stockholders per common share – basic and diluted	$(0.01)	$0.02
Weighted-average common shares outstanding – basic	8,576,961	8,160,431
Weighted-average common shares outstanding – diluted	8,576,961	8,400,824

Exhibit 99.1

Balance Sheet Highlights
In thousands

	Sept 30, 2019	June 30, 2019

Cash, cash equivalents, and restricted cash	$475	$256
Trade accounts receivable, net	7,300	7,495
Inventories, net	11,130	11,528
Prepaid & other	651	635
Total current assets	$19,556	$19,914

Accounts payable	$4,923	$3,990
Accrued payroll and benefits expense	1,229	1,373
Accrued expenses	1,051	1,039
Other current liabilities	1,729	833
Line of credit	5,077	6,540
Current portion of acquisition earn-out liability	375	500
Total current liabilities	$14,384	$14,275

Contact:
Dynatronics Corporation
Investor Relations
Jim Ogilvie
(801) 727-1755
jim.ogilvie@dynatronics.com

For additional information, please visit: www.dynatronics.com
Like Dynatronics on Facebook
Connect with Dynatronics on LinkedIn
Follow us on Twitter